AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER


     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of December 8, 2009, is by and among (i) East Boston Savings Bank, a Massachusetts savings bank with its principal executive offices located at 10 Meridian Street, East Boston, Massachusetts 02128, Meridian Interstate Bancorp, Inc., a Massachusetts corporation ("Meridian Bancorp"), Meridian Financial Services, Incorporated, a Massachusetts mutual holding company ("Meridian MHC"), and (ii) Mt. Washington Cooperative Bank, a Massachusetts cooperative bank ("MWCB"). Each of East Boston Savings Bank, Meridian Bancorp, Meridian MHC and MWCB is sometimes individually referred to herein as a "party," and East Boston Savings Bank, Meridian Bancorp, Meridian MHC and MWCB are collectively sometimes referred to as the "parties." This Amendment amends the Agreement and Plan of Merger among the parties dated as of July 20, 2009 (the "Agreement"). Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

     WHEREAS, the Agreement provides that, unless the parties otherwise agree, the Closing Date will occur no later than fifteen (15) business days after the last condition precedent pursuant to the Agreement has been fulfilled or waived (including the expiration of any applicable waiting period);

     WHEREAS, since the last condition precedent (including the expiration of an applicable waiting period) will expire on November 18, 2009, but for this Amendment, the deadline for the Closing Date under the terms of the Agreement would have been December 9, 2009 (the "Original Deadline");

     WHEREAS, EBSB has, for legitimate business reasons, requested an extension of the Closing Date until January 8, 2009, and MWCB is willing to agree to the requested extension, subject to the terms and conditions set forth in this Amendment, which terms are intended to assure MWCB that, notwithstanding the extension of the Closing Date, EBSB will consummate the Merger as long as the conditions to EBSB's obligations have been met (or waived) as of the Original Deadline, regardless of any circumstance that may occur or be discovered after the Original Deadline;

     WHEREAS, pursuant to Section 8.03 of the Agreement, the Boards of Directors of each party have authorized the execution of this Amendment;

     NOW THEREFORE, the parties hereby agree to amend the Agreement as follows:

     1. Amendments to Section 1.01.

          (a) Closing Date. The parties hereby agree that, notwithstanding the deadline set forth in the definition of the term "Closing Date" appearing in Section 1.01 of the Agreement, the Closing Date will be no later than January 8, 2010.


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          (b) Closing Conditions Termination Time. Section 1.01 of the Agreement
     is hereby amended to add the following new definition:

          "Closing Conditions Termination Date" means December 9, 2009 and "Closing Conditions Termination Time" means the close of business on the Closing Conditions Termination Date."

     2. Amendment to Section 2.04. Section 2.04 of the Agreement is hereby amended by deleting the term "Merger Effective Time" in the fourth line thereof and replacing it with the term "Closing Conditions Termination Time."

     3. Amendment to Article III. The preamble to Article III (Representations and Warranties of MWCB) is hereby amended by deleting the term "Closing Date" in both the second and third lines thereof, and replacing such term with "Closing Conditions Termination Time."

     4. Amendments to Section 5.10. MWCB and EBSB agree that the extension of the Closing Date effected by this amendment will not have any adverse impact on any rights or benefits that any officer or employee of MWCB would have had if the merger had been effected in December 2009. Without limiting the generality of the foregoing:

          4.1 Section 5.10(a) is hereby amended to delete the fourth sentence thereof and replace it with the following new sentence:

          "Continuing Employees shall be eligible to participate in the EBSB employee stock ownership plan commencing on January 1, 2011, provided that such employees shall not receive any credit for service with MWCB for purposes of vesting or benefit accrual under the EBSB employee stock ownership plan.

          4.2 Section 5.10(h) is hereby amended to add the following new sentence after the first sentence thereof:

          "All severance amounts that may be payable to Ms. Dorfman, Ms. Jenkins or Mr. Morgan under such change in control agreements will be based upon the greater of (i) the officer's average W-2 compensation plus contributions made by MWCB on the officer's behalf to the Bank's 401(k) plan ("Average Compensation") over the three calendar years ended December 31, 2008, or (ii) the officer's Average Compensation over the three calendar years preceding the date of the Terminating Event, as such term is defined in those change in control agreements."

     5. Acknowledgement Under Section 6.01. The parties acknowledge that the conditions set forth in Section 6.01(b) and 6.01(c) have been fulfilled as of the date of this Amendment, and, as a result, no longer represent conditions precedent to the Parties' obligations under this Agreement.


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     6. Amendment to Section 6.03. Section 6.03 of the Agreement is hereby deleted in its entirety and the following new Section 6.03 is inserted in lieu thereof:

          "Section 6.03 Conditions to the Obligations of EBSB Under this
          Agreement

          "The obligations of EBSB hereunder shall be subject to the fulfillment (or waiver by EBSB) at or prior to the Closing Conditions Termination Time of each of the following conditions, which conditions shall be deemed to have been fulfilled (or waived) unless EBSB provides written notice to MWCB on or before the Closing Conditions Termination Time that a condition has not been fulfilled and that, as a result, EBSB is terminating the Agreement. Assuming that no such written notice is given, following the Closing Conditions Termination Time, EBSB's obligation hereunder to effect the Merger shall be subject only to the condition set forth in Section 6.01(a), whether or not a change in circumstances occurs or is discovered between the Closing Conditions Termination Date and the Closing Date that would have resulted in one or more of the following conditions not being met had it occurred or been discovered on or prior to the Closing Conditions Termination Date.

               (a) Corporate Proceedings. All action required to be taken by, or on the part of, MWCB to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by MWCB and EBSB shall have received certified copies of the resolutions evidencing such authorizations;

               (b) Covenants. The obligations and covenants of MWCB required by this Agreement to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects as of the Closing Conditions Termination Date, to the extent that such covenants are capable of being performed and complied with as of the Closing Conditions Termination Date;

               (c) Representations and Warranties. Each of the representations and warranties of MWCB in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Conditions Termination Date.


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               (d) Approvals of Regulatory Authorities. No approval received from any Regulatory Authority shall have been modified, on or prior to the Closing Conditions Termination Date, to impose any condition, not reasonably foreseen as of the date of this Agreement, adversely affecting in a material respect the economic benefit EBSB reasonably expects to accrue in the transaction, excluding standard conditions that are normally imposed by the Regulatory Authorities in merger transactions;

               (e) No Material Adverse Effect. Between March 31, 2009 and the Closing Conditions Termination Date, there shall not have occurred any Material Adverse Effect with respect to MWCB;

               (f) MWCB Equity. MWCB's GAAP Equity as of November 30, 2009 shall be at least $0 (zero dollars), adjusted to exclude the effects of: (i) the payment by MWCB of all Merger-related expenses; (ii) payments made by MWCB under or in connection with change in control agreements), and
          (iii) expenses incurred by MWCB or accounting or other adjustments made by MWCB pursuant to Section 5.09(a)(iv) hereof;

               (g) Updated Valuation Appraisal. The Updated Appraised Valuation shall be no more than $4,600,000;

               (h) No Regulatory Agreement. MWCB shall not be subject to a Regulatory Agreement that would direct, restrict or limit, or purport to direct, restrict or limit, in any manner the operations of EBSB following the Effective Time, or otherwise effect, in any manner, EBSB following the Effective Time (it being understood that, as of the Closing Conditions Termination Date, MWCB will remain subject to the Order to Cease and Desist previously disclosed to EBSB, and that such Order will remain in effect until MWCB ceases to exist upon its merger into EBSB); and

               (i) Officer's Certificate. MWCB shall have delivered to EBSB by twelve o'clock noon on the Closing Conditions Termination Date a certificate, dated as of the Closing Conditions Termination Date and signed, without personal liability, by the chairman of the board or president of MWCB, to the effect that the conditions set forth in subsections (a) through (h) (but excluding (d) of this Section 6.03) have been satisfied, to the best knowledge of the officer executing the same."

     7. Amendments to Article VII.


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          (a) Section 7.01. Section 7.01 of the Agreement is hereby deleted in its entirety and the following new Section 7.01 is inserted in lieu thereof:

          "Section 7.01 Termination

          "This Agreement may be terminated as follows:

               (a) By the mutual written consent of the parties hereto;

               (b) By either EBSB or MWCB, acting individually on or at any time prior to the Closing Conditions Termination Date, if there shall have been a material breach of any representation, warranty, covenant or other obligation of the other party and the breach cannot be, or shall not have been, remedied within thirty (30) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

               (c) By MWCB if the Closing Date shall not have occurred on or before January 8, 2010; or

               (d) By either EBSB or MWCB if either party has been informed in writing by a Regulatory Authority whose approval or consent has previously been obtained that such approval or consent has been revoked."

          (b) Section 7.03. Section 7.03 of the Agreement is hereby deleted in its entirety.

     8. Amendments to Article VIII.

          (a) Section 8.02. Section 8.02 is hereby amended by deleting the term "Closing Date" in the second line thereof and replacing such term with "Closing Conditions Termination Date".

          (b) Section 8.11. Section 8.11 is hereby amended by adding the following new sentence at the end thereof:

          "Without limiting the generality of the foregoing, if, despite the timely fulfillment or waiver (or deemed fulfillment or waiver) of the conditions set forth in Section 6.03, EBSB has not effected the Merger as of January 8, 2010 for any reason other than (i) termination of this Agreement pursuant to the provisions of Section 7.01(a) or 7.01(d), or (ii) the failure of a condition set forth in Section 6.01(a), then MWCB shall be entitled to an order of specific performance requiring EBSB to effect such Merger forthwith."


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     9. Miscellaneous

          (a) References to "This Agreement". All references to "this Agreement" or "the Agreement" in the Agreement and in the amending paragraphs set forth above in this Amendment refer to the Agreement, as amended hereby.

          (b) Full Force and Effect. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

          (c) Governing Law. This Amendment shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Massachusetts, except to the extent that Federal law shall be deemed to preempt such State law.

          (d) Counterparts and Facsimile Signatures. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                                    * * * * *

          The remainder of this page has been left intentionally blank


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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       EAST BOSTON SAVINGS BANK


                                       By: /s/ Richard J. Gavegnano
                                           ------------------------------------
                                           Richard J. Gavegnano
                                           Chairman of the Board and
                                           Chief Executive Officer


                                       MERIDIAN INTERSTATE BANCORP, INC.


                                       By: /s/ Richard J. Gavegnano
                                           ------------------------------------
                                           Richard J. Gavegnano
                                           Chairman of the Board and
                                           Chief Executive Officer


                                       MERIDIAN FINANCIAL SERVICES, INCORPORATED


                                       By: /s/ Richard J. Gavegnano
                                           ------------------------------------
                                           Richard J. Gavegnano
                                           Chairman of the Board and
                                           Chief Executive Officer


                                       MT. WASHINGTON COOPERATIVE BANK


                                       By: /s/ Edward J. Merritt
                                           ------------------------------------
                                           Edward J. Merritt
                                           President and Chief Executive Officer


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